EXHIBIT 5.1

August 3, 2004

Belden CDT Inc.
7701 Forsyth Boulevard, Suite 800
St. Louis, MO 63105

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

     We are acting as counsel to Belden CDT Inc., a Delaware corporation (the “Registrant”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) pertaining to the registration of a proposed offering of up to 4,000,000 shares of the Registrant’s common stock, $.01 par value per share (the “Common Stock”), pursuant to certain employee benefit plans approved by the Registrant upon the consummation of the merger of a subsidiary of the Registrant with and into Belden Inc.

     We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the following: (i) Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Registrant, each as amended to the date hereof; and (ii) certain resolutions adopted by the board of directors of the Registrant. In addition, we have made such other and further investigations as we have deemed necessary to enable us to express the opinions hereinafter set forth.

     Based upon the foregoing and having regard to legal considerations that we deem relevant, and subject to the comments and qualifications set forth below, it is our opinion that the Common Stock has been duly authorized.

     For purposes of this opinion, we have with your permission made the following assumptions, in each case without independent verification: (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as copies, (iii) the authenticity of the originals of all documents submitted to us as copies, (iv) the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, (v) the authority of such persons signing all documents on behalf of the

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August 3, 2004

parties thereto, (vi) the due authorization, execution and delivery of all documents by the parties thereto, and (vii) the due authorization of the employee benefit plans approved by the Registrant upon the consummation of the merger of a subsidiary of the Registrant with and into Belden Inc. and the due authorization and execution and delivery of the grants and awards thereunder. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Registrant and others.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations promulgated thereunder.

     We do not find it necessary for purposes of this opinion to cover, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the offering and sale of the Common Stock.

     This opinion shall be limited to the General Corporation Law of the State of Delaware.

     This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

KIRKLAND & ELLIS LLP